Exhibit 99.1

Press Release
For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	dmellin@gogoair.com

Gogo Announces Second Quarter Results

Total Revenue of $102.1 million, down 1% Year-over-Year; Record Second Quarter Service Revenue of $81.9 million, up 4% Year-over-Year

Q2 Net Income of $0.8 million; Adjusted EBITDA(1) of $30.4 million

Updates 2024 Guidance and Long-Term Targets

BROOMFIELD, Colo. - August 7, 2024 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended June 30, 2024.

Q2 2024 Highlights

•
Total revenue of $102.1 million decreased slightly compared to Q2 2023 and decreased 2% compared to Q1 2024.
o
Record service revenue of $81.9 million increased 4% compared to Q2 2023 and increased slightly compared to Q1 2024.
o
Equipment revenue of $20.1 million decreased 17% compared to Q2 2023 and decreased 11% compared to Q1 2024.
•
Total ATG aircraft online (“AOL”) reached 7,031, a slight decrease compared to Q2 2023 and a decrease of 1% compared to Q1 2024.
o
Total AVANCE AOL grew to 4,215, an increase of 17% compared to Q2 2023 and 3% compared to Q1 2024. AVANCE units comprised approximately 60% of total AOL as of June 30, 2024, up from 51% as of June 30, 2023 and up from 58% as of March 31, 2024.
o
AVANCE equipment units shipped totaled 231, a decrease of 17% compared to Q2 2023 and a decrease of 10% compared to Q1 2024.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) for the second quarter was a record $3,468, an increase of 3% compared to Q2 2023 and a slight increase compared to Q1 2024.
•
Net income of $0.8 million decreased 99% from $89.8 million in Q2 2023, and 97% from $30.5 million in Q1 2024. Net income in the second quarter of 2024 included $11.0 million of an after-tax unrealized loss related to a fair market value adjustment to a convertible note investment compared with a $9.9 million after-tax unrealized gain related to that investment in Q1 2024. Net income in Q2 2023 included a tax benefit of $63.8 million.

o
Diluted earnings per share was $0.01 compared to $0.67 in Q2 2023, of which approximately $0.08 is attributable to an unrealized loss related to a convertible note investment.
•
Adjusted EBITDA(1) of $30.4 million, which includes approximately $2.2 million of operating expenses related to Gogo Galileo, decreased 31% compared to Q2 2023 and 30% compared to Q1 2024.
•
Cash provided by operating activities of $24.9 million in Q2 2024 increased from $15.6 million in the prior year period and decreased from $29.7 million in Q1 2024.
o
Free Cash Flow(1) of $24.9 million in Q2 2024, an increase from $13.3 million in the prior-year period and decrease from $32.1 million in Q1 2024.
o
Cash and cash equivalents totaled $161.6 million as of June 30, 2024 compared to $152.8 million as of March 31, 2024.
•
In Q2 2024, the Company repurchased approximately 1.5 million shares for a total cost of approximately $13.0 million. The Company repurchased over 3.1 million shares for approximately $28 million in the last three quarters.

“Channel excitement and momentum continues to build ahead of our expected launches of Gogo Galileo HDX in the fourth quarter of 2024, and Galileo FDX and Gogo 5G in 2025,” said Oakleigh Thorne, Chairman and CEO. “These products will expand our global total addressable market by 60%, provide a step-change improvement in performance for our customers, and reignite Gogo’s growth trajectory.”

“Our second quarter results highlighted record service revenue and strong Free Cash Flow of nearly $25 million,“ said Jessi Betjemann, Executive Vice President and CFO. “Per our current guidance, we continue to expect substantial Free Cash Flow growth in 2025 as our current strategic investments decline and we benefit from the projected launches of Gogo Galileo and 5G.”

2024 Financial Guidance and Long-Term Financial Targets

The Company updates its 2024 guidance and long-term financial targets below. The guidance and targets include the impact of the Federal Communications Commission's Secure and Trusted Communications Networks Reimbursement Program ("FCC Reimbursement Program"), except for 2025 Free Cash Flow.

2024 Guidance

•
Total revenue in the range of $400 million to $410 million versus prior guidance of $410 million to $425 million.
•
Adjusted EBITDA(1) at the high end of the range of $110 million to $125 million, as previously guided, reflecting increased legal expenses and approximately $26 million of operating expenses for strategic and operational initiatives including Gogo 5G and Gogo Galileo.
•
Free Cash Flow(1) in the range of $35 million to $55 million versus prior guidance of $20 million to $40 million, which includes $40 million in reimbursements tied to the FCC Reimbursement Program.
•
Capital expenditures of approximately $35 million including $20 million for strategic initiatives including Gogo 5G, Gogo Galileo and the LTE network build, versus prior guidance of $45 million which included $30 million for strategic initiatives.

Long-term Financial Targets

•
Free Cash Flow(1) targeting approximately $150 million in 2025, versus prior target of $150 million to $200 million, without the effect of the FCC Reimbursement Program.

•
Reiterate revenue growth at a compound annual growth rate of approximately 15%-17% from 2023 through 2028. The Company continues to expect that Gogo Galileo will contribute revenue beginning in 2025.
•
Reiterate Annual Adjusted EBITDA Margin(1) reaching 40% in 2028.

(1)
See “Non-GAAP Financial Measures” below

Conference Call

The Company will host its second quarter conference call on August 7, 2024 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please use the below link to retrieve your unique conference ID to use to access the earnings call.

https://register.vevent.com/register/BI817a70bf204a4269a8871d9cac8e8cd8

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2024, Adjusted EBITDA Margin for fiscal 2028 or Free Cash Flow for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and inflationary trends; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of increased attention to climate change, ESG matters and conservation measures; our ability to evaluate or pursue strategic opportunities; our ongoing delay and the risk of future delays in deploying 5G, and our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a downgrade, suspension or withdrawal of the rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of future stock issuances; the impact of our stockholder concentration and of our CEO and Chair of the Board being a significant stockholder; our ability to fulfill our obligations associated with being a public company; and the impact of anti-takeover provisions, ownership provisions and certain other provisions in our charter, our bylaws, Delaware law, and our existing and any future credit facilities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2024 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of June 30, 2024, Gogo reported 7,031 business aircraft flying with its broadband ATG systems onboard, 4,215 of which are flying with a Gogo AVANCE L5 or L3 system; and 4,247 aircraft with narrowband satellite connectivity installed. Connect with us at www.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Service revenue	$81,929	$79,062	$163,602	$157,561
Equipment revenue	20,130	24,159	42,779	44,257
Total revenue	102,059	103,221	206,381	201,818
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	18,871	16,819	36,742	33,616
Cost of equipment revenue (exclusive of amounts shown below)	16,432	17,537	32,218	35,663
Engineering, design and development	10,304	9,226	19,520	17,105
Sales and marketing	9,036	7,856	17,319	14,733
General and administrative	21,848	13,199	36,499	27,398
Depreciation and amortization	3,887	4,539	7,728	7,330
Total operating expenses	80,378	69,176	150,026	135,845
Operating income	21,681	34,045	56,355	65,973
Other expense (income):
Interest income	(2,120)	(1,971)	(4,168)	(3,887)
Interest expense	8,113	7,806	16,523	16,782
Loss on extinguishment of debt	—	2,224	—	2,224
Other expense (income), net	14,717	(36)	1,618	(5)
Total other expense	20,710	8,023	13,973	15,114
Income before income taxes	971	26,022	42,382	50,859
Income tax provision (benefit)	132	(63,827)	11,053	(59,439)
Net income	$839	$89,849	$31,329	$110,298

Net income attributable to common stock per share:
Basic	$0.01	$0.69	$0.24	$0.85
Diluted	$0.01	$0.67	$0.24	$0.83
Weighted average number of shares:
Basic	128,295	129,814	128,792	129,467
Diluted	131,731	133,228	132,094	133,407

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$161,550	$139,036
Accounts receivable, net of allowances of $2,418 and $2,091, respectively	53,653	48,233
Inventories	69,058	63,187
Prepaid expenses and other current assets	60,676	64,138
Total current assets	344,937	314,594
Non-current assets:
Property and equipment, net	94,686	98,129
Intangible assets, net	61,052	55,647
Operating lease right-of-use assets	67,829	70,552
Investment in convertible note	3,438	—
Other non-current assets, net of allowances of $664 and $591, respectively	23,547	25,979
Deferred income taxes	207,188	216,638
Total non-current assets	457,740	466,945
Total assets	$802,677	$781,539
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25,271	$16,094
Accrued liabilities	52,982	47,649
Deferred revenue	1,862	1,003
Current portion of long-term debt	7,250	7,250
Total current liabilities	87,365	71,996
Non-current liabilities:
Long-term debt	585,060	587,501
Non-current operating lease liabilities	69,471	73,047
Other non-current liabilities	8,770	8,270
Total non-current liabilities	663,301	668,818
Total liabilities	750,666	740,814
Stockholders’ equity
Common stock	14	14
Additional paid-in capital	1,409,060	1,402,003
Accumulated other comprehensive income	11,991	15,796
Treasury stock, at cost	(186,492)	(163,197)
Accumulated deficit	(1,182,562)	(1,213,891)
Total stockholders’ equity	52,011	40,725
Total liabilities and stockholders’ equity	$802,677	$781,539

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2024	2023
Operating activities:
Net income	$31,329	$110,298
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,728	7,330
Loss on asset disposals, abandonments and write-downs	84	235
Provision for expected credit losses	732	565
Deferred income taxes	10,604	(59,686)
Stock-based compensation expense	9,725	10,494
Amortization of deferred financing costs and interest rate caps	2,589	1,533
Accretion of debt discount	203	219
Loss on extinguishment of debt	—	2,224
Change in fair value of convertible note investment	1,562	—
Changes in operating assets and liabilities:
Accounts receivable	(6,078)	3,070
Inventories	(5,871)	(10,757)
Prepaid expenses and other current assets	(11,146)	(15,148)
Contract assets	783	(473)
Accounts payable	7,840	4,000
Accrued liabilities	3,929	(7,185)
Deferred revenue	864	(1,534)
Accrued interest	(3)	(9,728)
Other non-current assets and liabilities	(268)	(1,316)
Net cash provided by operating activities	54,606	34,141
Investing activities:
Purchases of property and equipment	(4,837)	(10,406)
Acquisition of intangible assets—capitalized software	(5,861)	(2,956)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	95	—
Proceeds from interest rate caps	12,918	12,489
Redemptions of short-term investments	—	49,524
Purchases of short-term investments	—	(24,728)
Purchase of convertible note investment	(5,000)	—
Net cash (used in) provided by investing activities	(2,685)	23,923
Financing activities:
Payments on term loan	(3,625)	(103,625)
Repurchases of common stock	(23,157)	—
Payments on financing leases	(3)	(97)
Stock-based compensation activity	(2,668)	(7,747)
Net cash used in financing activities	(29,453)	(111,469)
Effect of exchange rate changes on cash	46	55
Increase (decrease) in cash, cash equivalents and restricted cash	22,514	(53,350)
Cash, cash equivalents and restricted cash at beginning of period	139,366	150,880
Cash, cash equivalents and restricted cash at end of period	$161,880	$97,530
Cash, cash equivalents and restricted cash at end of period	$161,880	$97,530
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$161,550	$97,200
Supplemental cash flow information:
Cash paid for interest	$28,348	$39,759
Cash paid for taxes	1,148	370
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$7,164	$6,253

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Aircraft online (at period end)
ATG AVANCE	4,215	3,598	4,215	3,598
Gogo Biz	2,816	3,466	2,816	3,466
Total ATG	7,031	7,064	7,031	7,064
Narrowband satellite	4,247	4,433	4,247	4,433
Average monthly connectivity service revenue per aircraft online
ATG	$3,468	$3,371	$3,463	$3,380
Narrowband satellite	335	292	313	298
Units sold
ATG	231	277	489	500
Narrowband satellite	52	43	93	92
Average equipment revenue per unit sold (in thousands)
ATG	$74	$73	$75	$72
Narrowband satellite	43	50	42	52

•
ATG AVANCE aircraft online. We define ATG AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
Narrowband satellite aircraft online. We define narrowband satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per narrowband satellite aircraft online. We define average monthly connectivity service revenue per narrowband satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per narrowband satellite unit sold. We define average equipment revenue per narrowband satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2024	2023	2024 over 2023	2024	2023	2024 over 2023
Service revenue	$81,929	$79,062	3.6%	$163,602	$157,561	3.8%
Equipment revenue	20,130	24,159	(16.7)%	42,779	44,257	(3.3)%
Total revenue	$102,059	$103,221	(1.1)%	$206,381	$201,818	2.3%

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2024	2023	2024 over 2023	2024	2023	2024 over 2023
Cost of service revenue (1)	$18,871	$16,819	12.2%	$36,742	$33,616	9.3%
Cost of equipment revenue (1)	$16,432	$17,537	(6.3)%	$32,218	$35,663	(9.7)%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2024	2023	2024	2023	2024
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$839	$89,849	$31,329	$110,298	$30,490
Interest expense	8,113	7,806	16,523	16,782	8,410
Interest income	(2,120)	(1,971)	(4,168)	(3,887)	(2,048)
Income tax provision (benefit)	132	(63,827)	11,053	(59,439)	10,921
Depreciation and amortization	3,887	4,539	7,728	7,330	3,841
EBITDA	10,851	36,396	62,465	71,084	51,614
Stock-based compensation expense	4,885	5,453	9,725	10,494	4,840
Loss on extinguishment of debt	—	2,224	—	2,224	—
Change in fair value of convertible note investment	14,694	—	1,562	—	(13,132)
Adjusted EBITDA	$30,430	$44,073	$73,752	$83,802	$43,322

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$24,949	$15,627	$54,606	$34,141	$29,657
Consolidated capital expenditures (1)	(6,527)	(8,766)	(10,698)	(13,362)	(4,171)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (1)	67	—	95	—	28
Proceeds from interest rate caps (1)	6,379	6,402	12,918	12,489	6,539
Free cash flow	$24,868	$13,263	$56,921	$33,268	$32,053

Gogo Inc. and Subsidiaries
Reconciliation of Estimated Full-Year GAAP Net Cash
Provided by Operating Activities to Non-GAAP Measures
(in millions, unaudited)

	FY 2024 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$42	$62
Consolidated capital expenditures	(35)	(35)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	5	5
Proceeds from interest rate caps	23	23
Free cash flow	$35	$55

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) change in fair value of convertible note investment and (iii) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude from Adjusted EBITDA the changes in fair value of convertible note investment because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.